Exhibit 10.42

STOCK

PURCHASE AGREEMENT

BETWEEN

NET ELEMENT, INC.

AND

DENISE MUYCO

   DATED AS OF AUGUST 9, 2011

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of August, 2011, (the “Closing Date”) by and among, NET ELEMENT, INC., a corporation organized and existing under the laws of Delaware (the “Purchaser”), and DENISE MUYCO, an individual who is a resident of Seattle, Washington (“Muyco” or “Seller”) and is the only owner of StratusCore.

RECITALS

WHEREAS, the Seller collectively owns all of the outstanding shares of StratusCore, Inc., a corporation organized pursuant to the laws of the State of Washington (“StratusCore”).  StratusCore owns all of the right, title and interest in the business associated with the manual and automated workflow arbitraged technology system in the Media and Entertainment marketplace (the “Business”).

WHEREAS, the Purchaser desires to purchase all of the outstanding shares of capital stock of StratusCore from the Seller (the “Shares”), which will result in the Purchaser collectively purchasing 100% of the outstanding shares of capital stock of StratusCore. The Seller desires to sell her Shares in StratusCore to the Purchaser pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and of the premises, mutual covenants, mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that:

ARTICLE I
PURCHASE OF SHARES

1.1           Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, as of the Closing Date, the Purchaser shall purchase the Shares for the Purchase Price (as defined below) (the “Stock Purchase”) occurring as of the Closing Date. The Closing Date of the Stock Purchase shall occur on a mutually acceptable date.

1.2           Purchase Price.  In consideration for the sale of the Shares and in reliance on the representations and warranties, covenants and agreements of the Seller contained herein and the documents contemplated hereby, and subject to the conditions contained herein, the Purchaser shall purchase the Shares as of the Closing Date for the sum of Three Million (3,000,000) shares of the Purchaser’s common stock (“NETE Shares”) (the “Purchase Price”).

1.3           Closing.  The sale and purchase of the Shares shall occur on the Closing Date of this Agreement as set forth herein (the “Closing”).  Prior to the Closing, parties have delivered to each other the documents required to be delivered pursuant to Article V of this Agreement.

1.4           Earn Out.  The Seller and the individuals who remain as part of the StratusCore team shall have the right to receive up to Seven Million (7,000,000) NETE Shares in two tranches of 3,000,000 NETE Shares and 4,000,000 NETE Shares based on the moving forward performance of StratusCore during the first three years following the Closing Date.  It is understood that the Seller will have a separate agreement that will contemplate her performance and compensation as well as the other team members of StratusCore.

1.5           Name Change.  After the Closing Date, the Purchaser will have the right to change the name of StratusCore, if it deems that such a name change will be in the best interest of StratusCore.

1.6           Operations and Transfer.  StratusCore will be the operating entity and continue to develop and operate the Business.  The Purchaser shall have the right to reorganize the Purchaser’s businesses including StratusCore in any fashion the Board of Directors of the Purchaser deem appropriate. As part of the Board of Directors of StratusCore, Seller shall maintain a seat and have rights to exercise her vote in material decisions in the StratusCore organization also referenced in Article II, Section 2.7.

1.7           Budget.  The Purchaser shall fund an agreed upon budget (between the Purchaser and Seller to support StratusCore’s business through proof of concept stage (the “Initial Budget”).  Both Parties acknowledge that the Initial Budget is that amount required to launch a productized service to acquire and support customers. Upon successful completion of phase one, the Parties will work to agree on the budget for the next phase of development and/or implementation.  The Purchaser shall have a right of first refusal to make the additional investment or to bring investors for the additional investment.

1.8           Closing.

(a)           The sale and purchase of the Shares shall occur on the Closing Date of this Agreement as set forth herein, but the agreement for such sale and purchase shall be binding upon the parties as of the Closing Date.

(b)           Prior to the Closing, parties have delivered to each other the documents required to be delivered pursuant to Article V of this Agreement.

1.9           Unwind.  In the event that the Purchaser fails to fund any part of the Initial phase one Budget, funding obligation, as agreed to in Section 1.7, or otherwise materially breaches or violates this Agreement and is in default of its obligations as set for the herein, and the Purchaser fails to cure such default after thirty (30) days written notice of such default, the Seller shall have the right to repurchase the Shares in StratusCore for the amount of $1.00.  Following the Seller’s exercise of its right to repurchase the Shares, the ownership and control of StratusCore shall revert to the Seller upon written notice of breach, where the Purchaser will immediately return all documentation, assets developed by and for StratusCore is returned to the Seller no later than 10 business days in order to maintain the health and operation of StratusCore. The Seller’s option to unwind this transaction shall be its sole remedy for the Purchaser’s failure to fund the Initial Budget. If the Seller exercises the Unwind provision contemplated herein, the Seller has the right to maintain fifty (50%) of the initial equity all of the initial shares that were issued to StratusCore at no expense, however the Seller has the right to purchase the remaining equity for the purchase price at $0.06 per share or sell it back to the Purchaser for at $0.06 per share USD.

ARTICLE II
OTHER COVENANTS

2.1.           Disclosure Schedules.  Prior to the Closing Date, the Seller shall deliver to the Purchaser the Disclosure Schedules as defined herein.  At the time of Closing, the Seller shall deliver a Disclosure Statement stating that the Disclosure Schedules were delivered pursuant to this Agreement are true and correct as of the Closing Date or stating any changes in any Disclosure Statement which have occurred since the delivery of such Disclosure Schedules.  The Disclosure Schedules and the Disclosure Statement will be deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Seller contained in this Agreement.

2.2.           Consulting and Employment Agreements.  The Purchaser shall cause StratusCore and its selected team to enter into a consulting agreement until the Closing Date is resolved, thereafter signing Employment Agreements or a Consulting Agreement for key team members for a term to be defined with the Purchaser to perform those services agreed to for the compensation contained therein (each a “Employment Agreement”). The Seller’s Employment Agreement shall be an independently enforceable contract between the Purchaser and the Seller, whereas the Seller in conjunction with the Purchaser shall develop the Employment Agreements with other StratusCore team members. Such Employment Agreements are an integral part of this Agreement and an uncured, material breach by the Purchaser during the initial period of any of the Employment Agreements shall be considered to be a breach of this Agreement, entitling the Seller to exercise their rights under Section 1.9.

2.3.           Public Announcements.  Following the Closing, the Seller shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Purchaser; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party’s counsel reasonably determines such action to be required by law, or the regulations of any government agency or the principal exchange, in which case the party making such determination will, to the greatest extent practicable in light of the circumstances, use best efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance. Therefore all Public Announcements or Representations must be agreed to by both parties prior to issuing public statements or representations; provided, however, that if in making a public statement, Purchaser is following the advice of its outside securities counsel in complying with applicable disclosure laws, then not withstanding the Seller’s disagreement, the Purchaser may make such disclosure.

2.4.           Non-Solicitation.  Neither party shall solicit the employees, agents, contractors, members, or customers of the other during the term of the Employment Agreements and for a period of one (1) year thereafter.

2.5.           Amending Tax Returns.  The Purchaser will not amend any tax return of StratusCore for any period which ends on or with the Closing Date without the Seller advance written consent, which they may grant or withhold at their discretion.

2.6.           Commercially Reasonable Efforts.  Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate this transaction; provided however, except as provided in any consulting agreement as to that individual, the Seller are not under a duty to make the business of the Purchaser a commercial and financial success.

2.7.           Corporate Governance.  StratusCore shall be governed by a Board of Directors appointed by the Purchaser (or the Purchaser and the other shareholders, should StratusCore issue additional equity in the future).  The Purchaser shall ensure that the Seller is appointed to the Board of Directors so long as she is actively working with StratusCore, unless otherwise agreed to by both Purchaser and Seller.  During the proof of concept stage, the Seller will work directly with the CEO of the Purchaser.  Thereafter, the Seller will, so long as she is the chief executive officer of StratusCore, report to the Board of Directors of StratusCore.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the representations and warranties made in this Article III are correct and complete as of the Closing Date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Disclosure Statement delivered by the Seller to the Purchaser at the Closing.

3.1.           Authority.  The Seller is an individual who: (a) has the legal capacity to own the Shares; and (b) has the requisite authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2.           Due Formation.  StratusCore is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and StratusCore has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and are duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The Seller have delivered or will deliver to the Purchaser copies of the certificates of incorporation, bylaws or other organizational documents of StratusCore (the “Organizational Documents”).  Such Organizational Documents are in all material respects complete and correct and in full force and effect, are the only documents governing the operation and authority of StratusCore, and StratusCore is not in violation of any of the provisions of the Organizational Documents.  There are no other Persons in which StratusCore owns, of record or beneficially, any direct or indirect equity or similar Share or any right (contingent or otherwise) to acquire the same.

3.3.           Capitalization.   The Seller owns 100% of the issued and outstanding capital stock of StratusCore.  There are no other shares of capital stock, or options, warrants, calls, preemptive rights, subscriptions or other rights, to acquire shares of capital stock, in StratusCore and there are no outstanding contractual obligations of StratusCore to repurchase, redeem or otherwise acquire any shareholder Shares of StratusCore or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All the outstanding shares of StratusCore are duly authorized validly issued, fully paid and non-assessable and free of preemptive rights.  There is currently no shareholders agreement as to the shares of StratusCore.  However, the Seller requests of the Purchaser that a portion of the Shares to be received by Seller hereunder will be (i) issued to members of the StratusCore team per Schedule I and (ii) deducted from the Purchase Price; the Purchaser hereby agrees to deduct such shares from the Purchase Price and issue such shares to such members of the StratusCore team upon the Purchaser’s receipt from each such individual of a duly executed Representation Letter in the form attached hereto as Schedule II.

3.4.           No Violation or Conflict.  The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security Share, charge or encumbrance upon any of the properties or assets of StratusCore under, any provision of (i) the Organizational Documents, (ii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to StratusCore, or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to the Seller or StratusCore or any of their or its respective properties or assets.

3.5.           No Undisclosed Liabilities.  To the best of the Seller’s knowledge, StratusCore has no liabilities or obligations of any nature other than for incidental current expenses incurred in the normal course of business such as salaries, equipment, maintenance, etc., whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation.

3.6.           No Violation of Law.  To the best of the Seller’s knowledge, the business of StratusCore is not being conducted in violation of any applicable Law.

3.7.           Litigation; Proceedings. (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against StratusCore or any of its properties, assets or business, or any of StratusCore’s current or former directors or officers or any other Person whom StratusCore has agreed to indemnify; (b) as of the date hereof, there are no actions, suits or proceedings pending or threatened, against the Seller or StratusCore relating to the transactions contemplated by the Transaction Agreements; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Seller or StratusCore, any of their or its properties, assets or businesses, or any of StratusCore’s current or former directors or officers or any other Person whom StratusCore has agreed to indemnify.

3.8.           Title to Shares.  The Seller has valid title to the Shares and StratusCore has valid title to the tangible assets and properties it purports to own, free and clear of any and all Liens, except for Permitted Liens.

3.9.           Title to Assets.  The Company has valid title to all of the assets, including all domain names and other intellectual property, used in the business of the Company.  Prior to distribution of the Shares to StratusCore contributors, each such contributor will grant to StratusCore Subject to the terms of individual consulting agreements with certain Sellers, all Sellers hereby grant to the Company all right, title and interest to any Intellectual Property that they have created while associated with StratusCore or where appropriate, a royalty free, perpetual license to use the content for the business of StratusCore.

3.10.         Financial Statements.  As of the date the Seller delivers the Disclosure Statement, the Seller will have delivered to the Purchaser the following financial statements for StratusCore: balance sheet and income statement as of December 31, 2010 (unaudited) (the “Financial Statements”).  The Financial Statements have been prepared in accordance with accounting principles consistently applied throughout the periods covered thereby and present the financial condition and results of operations of StratusCore as of and for the periods indicated.

3.11.         Taxes.  StratusCore has filed all income tax returns (the “Tax Returns”) that it is required to file, and has paid all income taxes (the “Taxes”) shown thereon as owing.  The most recent financial statements contained in the Financial Statements reflect an adequate reserve for all Taxes payable by StratusCore for all taxable periods and portions thereof accrued through the date of such financial statements, except to the extent that any failures to reflect such reserves would not reasonably be expected to have a Material Adverse Effect.  There is no pending dispute with any taxing authority relating to any Tax Returns of StratusCore and there is no tax audit of any Tax Return pending or currently in process.  There are no liens for Taxes upon any of the assets of StratusCore.

3.12.         Employees.  StratusCore currently has no employees, but maintains key members as Contractors.

3.13.         Brokers, Finders or Financial Advisors.  Neither the Seller, nor StratusCore, have employed any investment banker, broker, finder nor any other intermediary (for the avoidance of doubt, expressly excluding attorneys or accountants) in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

3.14.         Reliance on Exemptions.  The Seller acknowledges that the transactions contemplated pursuant to this Agreement (including the issuance to her of shares of the Purchaser’s common stock pursuant to this Agreement) have not been reviewed by the United States Securities and Exchange Commission or any state securities regulatory authority because such transactions are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.  The Seller understands that the Purchaser is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of the Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Seller to acquire shares of the Purchaser’s common stock pursuant to this Agreement.

3.15.        Investment Purpose.  The Seller represents that the shares of the Purchaser’s common stock being acquired by her pursuant to this Agreement are being acquired for her own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the Securities Act or applicable state securities laws.  The Seller agrees that she will not sell or otherwise transfer such shares unless such transfer or resale is registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.

3.16.        Accredited Investor. The Seller represents and warrants that she is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and that she is able to bear the economic risk of her investment in the shares of the Purchaser’s common stock being issued to her pursuant to this Agreement for an indefinite period of time.

3.17.        Risk of Investment. The Seller recognizes that her acquisition of shares of the Purchaser’s common stock pursuant to this Agreement involves a high degree of risk in that: (a) an investment in the Purchaser is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Purchaser and securities of the Purchaser; (b) transferability of shares of the Purchaser’s common stock is limited; (c) the Purchaser will require substantial additional funds to operate its business; (d) subsequent equity financings will dilute the ownership and voting interests of the Seller and equity securities issued by the Purchaser to other persons or entities may have rights, preferences or privileges senior to the rights of the Seller; (e) any debt financing that may be obtained by the Purchaser must be repaid regardless of whether the Purchaser generates revenues or cash flows from operations and may be secured by substantially all of the Purchaser’s assets; and (f) there is absolutely no assurance that any type of financing on terms acceptable to the Purchaser will be available to the Purchaser or otherwise obtained by the Purchaser.

3.18.        Prior Investment Experience.  The Seller acknowledges that she has prior investment experience and that she recognizes and fully understands the highly speculative nature of her investment in the Purchaser pursuant to her acquisition of shares of the Purchaser’s common stock under this Agreement.

3.19.        Information. The Seller acknowledges that she has carefully reviewed this Agreement as well as the Purchaser’s filings with the United States Securities and Exchange Commission, which are available on the Internet at www.sec.gov, all of which documents the Seller acknowledges have been made available to her.  The Seller has been given the opportunity to ask questions of, and receive answers from, the Purchaser concerning the terms and conditions of this Agreement, the issuance to her of shares of the Purchaser’s common stock pursuant to this Agreement, and the Purchaser’s business, operations, financial condition and prospects, and the Seller has been given the opportunity to obtain such additional information, to the extent the Purchaser possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as the Seller reasonably desires in order to evaluate her investment in the Purchaser pursuant to this Agreement.  The Seller fully understands all of such documents and has had the opportunity to discuss any questions regarding any of such documents with her legal counsel and tax, investment and other advisors.  Notwithstanding the foregoing, the Seller acknowledges and agrees that the only information upon which she has relied upon in entering into this Agreement and the transactions contemplated hereby is the information set forth in this Agreement and the Purchaser’s filings with the United States Securities and Exchange Commission.  The Seller acknowledges that she has received no representations or warranties from the Purchaser, its employees, agents or attorneys in making this investment decision other than as expressly set forth this Agreement.  The Seller acknowledges that she does not desire to receive any further information from the Purchaser or any other person or entity in order to make a fully informed decision of whether or not to enter into this Agreement and effectuate the transactions contemplated by this Agreement.

3.20.        Tax Consequences. The Seller acknowledges that the issuance to her of shares of the Purchaser’s common stock pursuant to this Agreement may involve tax consequences to her.  The Seller acknowledges and understands that she must retain her own professional advisors to evaluate the tax and other consequences of an investment in shares of the Purchaser’s common stock pursuant to this Agreement.

3.21.        Transfer or Resale. The Seller understands and acknowledges that the Purchaser is under no obligation to register the shares of its common stock being issued to the Seller pursuant to this Agreement under the Securities Act or any state securities laws.  The Seller agrees that the Purchaser may, if it desires, permit the transfer of such shares out of the Seller’s name only when her request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Purchaser that the proposed transfer satisfies an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

3.22.        Legends. The Seller understands that the certificates representing the shares of the Purchaser’s common stock being issued to her pursuant to this Agreement shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed, and the Purchaser shall issue a certificate without such legend to the holder of the shares upon which it is stamped, only if (a) such shares are being sold pursuant to an effective registration statement under the Securities Act, (b) such holder delivers to the Purchaser an opinion of counsel, in a reasonably acceptable form to the Purchaser, that the disposition of the shares is being made pursuant to an exemption from federal and state registration requirements, or (c) such holder provides the Purchaser with reasonable assurance that a disposition of the shares may be made pursuant to Rule 144 under the Securities Act without any restriction as to the number of shares acquired as of a particular date that can then be immediately sold.

3.23.        No General Solicitation. The Seller represents and warrants that she was not induced to invest in the Purchaser (pursuant to the issuance to her of shares of the Purchaser’s common stock pursuant to this Agreement) by any form of general solicitation or general advertising, including, but not limited to, the following: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media (including via the Internet) or broadcast over the news or radio; and (b) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the representations and warranties made by it in this Article IV are correct and complete as of the Closing Date of this Agreement and will be correct and complete as of the Closing Date (as though made as of the Closing Date were substituted for the Closing Date of this Agreement throughout this Article IV).

4.1.           Organization and Qualifications.  the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business conducted or property owned by each makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

4.2.           Authorization.  The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser, and no further action is required by the Purchaser.  This Agreement has been duly executed by the Purchaser and this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms. The Purchaser is not in violation of any of the provisions of its Articles of Incorporation, its Bylaws or other organizational documents.

4.3.           Adequate Funding.  The Purchaser has the funds (or has available commitments from creditworthy financial institutions to provide the funds) required to fund the Initial Budget Amount for phase one.

4.4.           Brokers, Finders or Financial Advisors.  Neither the Purchaser, nor any affiliate of the Purchaser have employed any investment banker, broker, finder or any other intermediary (for the avoidance of doubt, expressly excluding attorneys or accountants) in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby. No broker, investment broker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor or other similar fee or commission from the Purchaser or the Seller in connection with the transactions contemplated by this Agreement.

ARTICLE V
DELIVERABLES

5.1.           Certificates and Documents of the Seller.  The Seller shall have delivered at or prior to the Closing the following:

  (i)           a copy of StratusCore’s Articles of Incorporation, with all amendments to date, certified by the Secretary of State within ten (10) business days of the Closing Date;

  (ii)          possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller or any Affiliate of the Seller pertaining to StratusCore (collectively, the “Records”); provided, however, that the Seller may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Seller is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Seller will be required in connection with the performance of his obligations herein;

  (iii)         resolutions of StratusCore or the Seller, or both, as the requisite circumstance and Law requires, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by a duly authorized officer of StratusCore within twenty (20) business days of the Closing Date;

  (iv)         the stock book, stock ledger, minute books and corporate seal of StratusCore;

  (v)          the Consulting Agreements, executed by the applicable contributors to StratusCore individually;

  (vi)         the Disclosure Statement; and

  (vii)        such other documents relating to the transfer of the Shares.

5.2.           Certificates and Documents of the Purchaser.  The Purchaser shall have delivered at or prior to the Closing the following:

  (i)           a copy of the Purchaser’s Articles of Incorporation, with all amendments to date, certified by the Secretary of State within twenty (20) business days of the Closing Date;

  (ii)          resolutions of the Secretary of the Purchaser, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by the Secretary of the Purchaser as of the Closing Date;

  (iii)         the Consulting Agreements;

  (iv)         such other documents relating to the transfer of the Shares; and

  (v)          a stock certificate in the amount of the Purchase Price (less the shares to be issued as set forth on Schedule I hereto and as described in Section 3.3 hereof) as set forth in 1.2.

5.3.           Intervening Litigation.  If, prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Governmental Entity shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of thirty (30) days.  If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

ARTICLE VI
OTHER AGREEMENT

6.1.           Confidentiality.  Each of the parties hereto shall, and shall cause their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors, and other personnel and authorized representatives to, hold in strict confidence, and not divulge or disclose, any confidential information of any kind concerning (i) the other parties and their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors and other personnel and authorized representatives; (ii) the business or operations of any party to this Agreement; or (iii) this Agreement, the transactions contemplated hereby, or any negotiations or discussions between or among the parties hereto in connection with any of the foregoing, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law or judicial or administrative process as may be required by applicable law or as otherwise contemplated herein. Notwithstanding anything contained herein to the contrary, the confidentiality obligations of the parties hereto contained in this Section 6.1 shall survive the Closing.

6.2.           Expenses.  Except as otherwise expressly provided herein, each party hereto will pay its own expenses incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby, whether or not consummated.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1.            Survival of Representations and Warranties.  The representations and warranties contained in Articles III and IV hereof shall survive the Closing Date for a period of twelve (12) months, after which all such representations and warranties shall terminate and be of no further force or effect; provided however that notwithstanding the foregoing, the representations and warranties contained in Sections 3.8, 3.12, 4.3, 4.4. 4.5, 4.6 and 4.7 shall survive Closing and be enforceable for a period of three (3) years after the last required action of either the Seller or the Purchaser pursuant to this Agreement or the Consulting Agreements.

7.2.           Indemnification by the Seller.  For a period of twelve (12) months after the Closing Date, the Seller shall jointly indemnify and hold harmless the Purchaser and its respective officers, directors, employees, agents, and shareholders (collectively, the “Purchaser Indemnified Parties”) against any Losses incurred or paid by any Purchaser Indemnified Party, as a result of (i) any breach or failure of any of the representations and warranties of the Seller contained in this Agreement or (ii) any breach of, or failure to perform, any agreement or covenant of the Seller contained in this Agreement; provided that (i) the Seller shall not be liable under this Section 7.2(a) unless the aggregate amount of Losses attributable to the events or facts (including a series of related events or facts) that resulted in such breach of representation, warranty covenant or agreement is $10,000 or more; and (ii) the Seller’s maximum liability under this Section 7.2(a) shall not exceed the Purchase Price.

7.3.           Indemnification by the Purchaser.  For a period of twelve (12) months after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller against any Losses incurred or paid by the Seller, as a result of (i) any breach or failure of any of the representations and warranties of the Purchaser contained in this Agreement or (ii) any breach of, or failure to perform, any agreement or covenant of the Purchaser contained in this Agreement.

7.4.           Procedure.  Promptly (but in no event more than 15 days) after receipt by a Purchaser Indemnified Party or the Seller (an “Indemnified Party”), as the case may require, of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7.4, notify in writing the indemnifying party of the commencement thereof.  In case any such action is brought against any Indemnified Party, and such Indemnified Party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions hereof, with counsel reasonably satisfactory to such Indemnified Party.  Following notification to the Indemnified Party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under this Section 7.4 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense therewith, other than reasonable costs of investigation.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action, within a reasonable time after notice of commencement of the action, with counsel reasonably satisfactory to the Indemnified Party; provided however, that the indemnifying party shall be required to pay for Indemnified Party’s counsel, if such Indemnified Party shall have reasonably concluded, on reliance of the written opinion of counsel experienced in such matters, that there may be defenses available to it or him which are different from or additional to those available to the indemnifying party (in which case indemnifying parties shall not have the right to direct the defense of action).  No settlement of any action against an Indemnified Party shall be made without the consent of the Indemnified Party, which shall not be unreasonably withheld.  In the event that any Indemnified Party should have a direct claim against any indemnifying party hereunder that does not involve any third-party claim or claims asserted against the Indemnified Party, the Indemnified Party shall transmit to the indemnifying party a written notice describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Article VII.  The parties agree that the sole and exclusive remedy which any party hereto shall have against any other party hereto under this Agreement shall be the right to proceed for indemnification as provided in this Article VII in the manner and only to the extent provided in this Article VII; provided however, that this Article VII shall not be interpreted to limit in any way, the rights of the Seller to exercise remedies provided in other Sections of this Agreement upon the breach by the Purchaser of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement that cannot be resolved and which is the result of a breach or termination of this Agreement shall be resolved, as follows:

(a)           The dispute or controversy will be settled finally and exclusively by binding arbitration in accordance with and through the Commercial  Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.

(b)           The place of the arbitration shall be Miami, Florida, United States of America. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in the same manner as provided under the notice provisions of this Agreement. Witnesses residing outside of the State of Florida may testify telephonically.

(c)           The language to be used in the arbitration shall be English.

(d)           The arbitration shall be conducted by one arbitrator.  Upon request, the AAA will produce a list of 10 potential arbitrators familiar with international commercial legal issues.  The parties will attempt to agree on one arbitrator. Failing to agree, the AAA shall appoint an arbitrator pursuant to the Rules.  Discovery in the arbitration shall be permitted as deemed appropriate and necessary by the sole arbitrator based upon the written request of either party.

(e)           Judgment upon the written award rendered by the arbitrator may be entered in any court or record of competent jurisdiction in any country, or application may be made to such court of judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow.

(f)           The cost of the arbitration proceedings shall be determined under the respective rules for cost of arbitration of the AAA in effect at the time of the request for arbitrations.   All expenses of the arbitration, including reasonable attorney’s fees, shall be borne by the losing party to the arbitration or, as the case may be, shall be prorated to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrators in the written award.

(g)          The arbitrator specifically shall have the power to grant equitable relief upon request of either party.

8.2.           Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Exhibits and Schedules hereto.

8.3.           Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or email if sent during normal business hours of the recipient; if not, then on the next business day, (c) seven business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two business days after deposit with recognized overnight courier, specifying next day delivery, with written verification of receipt.  The address for all notices, requests, consents and other communications hereunder to the parties to this Agreement shall be delivered or sent to the following:

If to the Seller:

Denise Muyco
1463 East Republican Street #184
Seattle, WA  98112
Email: denise@muycoassociates.com

If to the Purchaser:

Net Element, Inc.
1450 South Miami Avenue
Miami, FL 33130
Attn:  Mike Zoi, CEO
Email: mzoi@netelement.com

With a copy to:

Curtis Wolfe
1450 South Miami Avenue
Miami, FL 33130
Email: cw@netelement.com

Or such other address as may be designated in writing hereafter, in the same manner, by such Person.

8.4.           Amendments; Waivers.  No provision of this Agreement may be amended except by a written instrument signed by the Purchaser and the Seller.   No provision of this Agreement may be waived except in a written instrument signed by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

8.5.           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

8.6.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Seller may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  The Purchaser may assign this Agreement or any of the rights or obligations hereunder to an affiliate of the Purchaser without the prior written consent of the Seller, but may not assign this Agreement to a non-affiliate without the prior written consent of the Seller.

8.7.           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.8.           Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

8.9.           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

8.10.         Interpretation.  The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  The disclosure of any matter in any portion of the Disclosure Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by the Seller or the Purchaser, as the case may be, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

ARTICLE IX
DEFINITIONS

9.1.           When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

(a)           Affiliate.  “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

(b)           Agreement.  “Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits attached hereto and the Disclosure Schedules, as the same may be amended from time to time in accordance with the terms hereof.

(c)           Control.  “Control” (including the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

(d)          Disclosure Schedules.  “Disclosure Schedules” shall mean the Schedules I, II and III to this Agreement and the Financial Statements delivered by the Seller to the Purchaser pursuant to Section 3.9 of this Agreement.

(e)          Governmental Entity.  “Governmental Entity” shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

(f)           Indebtedness.  “Indebtedness” shall mean all liabilities or obligations of StratusCore, whether primary or secondary or absolute or contingent, in excess of $10,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of StratusCore.

(g)          Knowledge.  “Knowledge” shall mean actual knowledge without independent investigation of either the Seller or the Purchaser or any officer or manager of the respective company who should, based on his or her responsibilities, reasonably be expected to have such knowledge.

(h)          Law.  “Law” shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

(i)           Lien.  “Lien” shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security Share, whether imposed by Law or by contract; and (b) the Share of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

(j)           Loss.  “Loss” shall mean any and all damages (including incidental and consequential damages), assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement or diminution in value, costs and expenses (including, without limitation, Share, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand).

(k)          Material Adverse Effect.  “Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of StratusCore or the Purchaser as applicable, each taken as a whole.

(l)           Permitted Liens.  “Permitted Liens” shall mean those of the existing liens as of the Closing Date that do not materially detract from the value of the property or assets of StratusCore taken as a whole subject thereto and do not materially impair the business or operations of StratusCore.

(m)         Person.  “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

(n)          Subsidiary.  “Subsidiary” shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

(o)          “Transaction Agreements” shall mean this Agreement, the Escrow Agreement, the Consulting Agreements, and any other agreements contemplated in this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the Closing Date

PURCHASER:

NET ELEMENT, INC., a Delaware corporation

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Chief Executive Officer

SELLER:

/s/ Denise Muyco
Denise Muyco

Schedule I

Upon Closing of this Stock Purchase Agreement, the following 1,367,518 NETE common shares are to be issued as followed and will not be revocable:

Name	Share amount
Daniel Pepper	239,431
David D’Andrea	299,288
David Benson	293,431
David Harms	32,650
Mark Beachaump	223,106
Kurt Grubaugh	103,391
Sondra Friedman	157,807
Steve Arnold	15,000
Jim Lewis	3,000

Schedule II

Form of Representation Letter

(by each person listed in Schedule I to the Purchaser)

[Attached hereto and made a part hereof.]

August __, 2011

Net Element, Inc.
1450 South Miami Avenue
Miami, Florida 33130
Attn: Mike Zoi, CEO

Re:           Representation Letter

Dear Mr. Zoi:

The undersigned (“Investor”) acknowledges that Net Element, Inc. (the “Company”) has agreed with Denise Muyco (“Muyco”) to issue to Investor the number of shares of common stock of the Company (the “Shares”) specified on the signature page of this letter as part of the consideration payable by the Company to Muyco for the Company’s acquisition from Muyco of all of the issued and outstanding shares of capital stock of StratusCore, Inc.  As a condition to the Company’s issuance of the Shares to Investor, Investor hereby represents and warrants to the Company as follows:

1.           Investor acknowledges that the issuance to him or her of the Shares has not been reviewed by the United States Securities and Exchange Commission or any state securities regulatory authority because such transaction is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.  Investor understands that the Company is relying upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, acknowledgments and understandings of Investor set forth in this letter in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Shares.

2.           Investor represents that the Shares are being acquired by Investor for his or her own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the Securities Act or applicable state securities laws.  Investor agrees that he or she will not sell or otherwise transfer any of the Shares unless such transfer or resale is registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.

3.           Investor has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of Investor’s investment in the Company through Investor’s acquisition of the Shares.  Investor is able to bear the economic risk of his or her investment in the Company through Investor’s acquisition of the Shares for an indefinite period of time.  At the present time, Investor can afford a complete loss of such investment and has no need for liquidity in such investment.

Net Element, Inc.

4.           Investor recognizes that his or her acquisition of the Shares involves a high degree of risk in that: (a) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and securities of the Company; (b) transferability of the Shares is limited; (c) the Company will require substantial additional funds to operate its business; (d) subsequent equity financings will dilute the ownership and voting interests of Investor and equity securities issued by the Company to other persons or entities may have rights, preferences or privileges senior to the rights of Investor; (e) any debt financing that may be obtained by the Company must be repaid regardless of whether the Company generates revenues or cash flows from operations and may be secured by substantially all of the Company’s assets; and (f) there is absolutely no assurance that any type of financing on terms acceptable to the Company will be available to the Company or otherwise obtained by the Company.

5.           Investor acknowledges that he or she has prior investment experience and that he or she recognizes and fully understands the highly speculative nature of Investor’s investment in the Company pursuant to his or her acquisition of the Shares.

6.           Investor acknowledges that he or she has carefully reviewed this letter as well as the Company’s filings with the United States Securities and Exchange Commission, which are available on the Internet at www.sec.gov, all of which documents Investor acknowledges have been made available to him or her.  Investor has been given the opportunity to ask questions of, and receive answers from, the Company concerning this letter, the issuance to him or her of the Shares, and the Company’s business, operations, financial condition and prospects, and Investor has been given the opportunity to obtain such additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as Investor reasonably desires in order to evaluate his or her investment in the Company pursuant his or her acquisition of the Shares.  Investor fully understands all of such documents and has had the opportunity to discuss any questions regarding any of such documents with his or her legal counsel and tax, investment and other advisors.  Notwithstanding the foregoing, Investor acknowledges and agrees that the only information upon which he or she has relied upon in executing this letter is the information set forth in this letter and the Company’s filings with the United States Securities and Exchange Commission.  Investor acknowledges that he or she has received no representations or warranties from the Company, its employees, agents or attorneys in making this investment decision.  Investor acknowledges that he or she does not desire to receive any further information from the Company or any other person or entity in order to make a fully informed decision of whether or not to execute this letter and accept the Shares.

7.           Investor acknowledges that the issuance to him or her of the Shares may involve tax consequences to Investor.  Investor acknowledges and understands that Investor must retain his or her own professional advisors to evaluate the tax and other consequences of Investor’s receipt of the Shares.

8.           Investor understands and acknowledges that the Company is under no obligation to register the resale of the Shares under the Securities Act or any state securities laws.  Investor agrees that the Company may, if it desires, permit the transfer of the Shares out of Investor’s name only when Investor’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that the proposed transfer satisfies an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

Net Element, Inc.

9.           Investor understands that the certificate(s) representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above will be removed, and the Company will issue a certificate without such legend to the holder of the Shares upon which it is stamped, only if (a) such Shares are being sold pursuant to an effective registration statement under the Securities Act, (b) such holder delivers to the Company an opinion of counsel, in a reasonably acceptable form to the Company, that the disposition of the Shares is being made pursuant to an exemption from federal and state registration requirements, or (c) such holder provides the Company with reasonable assurance that a disposition of the Shares may be made pursuant to Rule 144 under the Securities Act without any restriction as to the number of shares acquired as of a particular date that can then be immediately sold.

10.           Investor represents and warrants that he or she was not induced to invest in the Company (pursuant to the issuance to him or her of the Shares) by any form of general solicitation or general advertising, including, but not limited to, the following: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media (including via the Internet) or broadcast over the news or radio; and (b) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

11.           Investor’s address of residence is as set forth beneath Investor’s signature below.

No. of Shares:

Signature

Print Name

Print Address of Residence